Exhibit 99.1

Titanium Asset Management Corp.

Reports 2011 Fourth Quarter and Annual Results

Milwaukee, WI, March 2, 2012 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the fourth quarter and year ended December 31, 2011.

Highlights are as follows:

•	Managed assets decreased slightly from $8,434.4 million to $8,316.8 million during the fourth quarter of 2011 primarily reflecting the redemption of TALF assets under management.

•	Average managed assets of $8,375.6 million for the fourth quarter of 2011 were modestly higher relative to the $8,343.9 million for the same period last year. Investment management fee revenues were $5,160,000 for the fourth quarter of 2011, a 1.2% decrease from investment management fee revenues of $5,223,000 for the same period last year primarily due to the modestly lower average fee rates. Average managed assets of $8,347.2 million for 2011 were also modestly lower relative to the $8,350.6 million for the prior year. Investment management fee revenues were marginally higher at $20,507,000 for 2011 compared to $20,463,000 for 2010, reflecting a slightly higher average fee rate.

•	Distributed assets decreased by 49.2% from $736.5 million to $374.0 million during the fourth quarter of 2011 reflecting continued referred client redemptions. The combination of the continued erosion in the distributed asset client base and the reduction in our average referral fee rates due to the decrease in the hedge fund adviser’s fees have led to significant decreases in our referral fee revenues. Referral fee revenues were $161,000 for the fourth quarter of 2011, a 72.9% decrease from referral fee revenues of $594,000 for the fourth quarter of 2010. Referral fee revenues for 2011 were $1,106,000, a 54.3% decrease from referral fee revenues of $2,418,000 for 2010.

•	Adjusted EBITDA(1) continued to improve during the fourth quarter of 2011 and for the full year. Adjusted EBITDA of $541,000 for the fourth quarter of 2011 compared to Adjusted EBITDA of $473,000 for the same period last year. Excluding severance costs, our Adjusted EBITDA for 2011 would have been $1,133,000 compared to $326,000 for 2010. The ongoing improvements in Adjusted EBITDA primarily reflect the structural cost reductions achieved since the beginning of 2010, offset in part by the decrease in referral fee revenue.

•	Net investment loss of $68,000 for the fourth quarter of 2011 compared to net investment income of $257,000 for the same period last year. Net investment income of $322,000 for 2011 compared to $1,266,000 for the same period last year.

•	Net loss of $11,174,000, or $0.54 per diluted common share, for the fourth quarter of 2011 compared to a net loss of $6,032,000, or $0.29 per diluted common share, for the fourth quarter of 2010. Net loss of $18,250,000, or $0.88 per diluted common share, for 2011 compared to a net loss of $13,602,000, or $0.88 per diluted common share, for 2010.

(1)	See the table below for a definition of Adjusted EBITDA (deficit), a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corp. said:

“We are pleased to report positive EBITDA for 2011 which reflects significant progress since the current management team assumed responsibilities at the beginning of 2010.  Since that time, we have reduced our ongoing annualized administrative expenses from approximately $25.1 million to approximately $20.6 million by reorganizing and integrating various elements of our business.  At this reduced structural cost, we believe we can achieve significant growth in profitability as we achieve revenue growth.”

“During 2011, we were disappointed to suffer a significant loss in the distributed assets and our referral fees.  In addition, the sluggish economy continues to create a challenging environment in which to grow our core managed assets.   Nonetheless, we were able to take significant steps in overcoming these challenges and we are proud to have achieved the turnaround that we targeted for 2011.”

“Our investment management teams continue to achieve solid investment performance and several of our fixed income strategies are performing in the upper deciles of our peer group rankings for their three year investment performance.  We believe these strong performance rankings position us for strong asset growth over the next year.”

For further information please contact:

Titanium Asset Management Corp.
Robert Brooks, CEO	312-335-8300

Seymour Pierce Ltd
Jonathan Wright	+44 20 7107 8000

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Assets Under Management

Assets under management of $8.3 billion at December 31, 2011 were higher than the $8.1 billion reported at December 31, 2010 due primarily to positive investment returns. The following table presents summary activity for 2011 and 2010 periods.

	Three months ended		2011	Year ended		2011
	December 31,		vs.	December 31,		vs.
(in millions)	2011	2010	2010	2011	2010	2010

Periodic Activity:
Beginning balance	$8,434.4	$8,562.8		$8,125.0	$8,151.4

Inflows	182.6	252.1		1,526.3	1,410.0
Outflows	(432.1)	(687.0)		(1,740.7)	(1,971.1)
Net flows	(249.5)	(434.9)		(214.4)	(561.1)

Market value change	131.9	(2.9)		406.2	534.7
Ending balance	$8,316.8	$8,125.0	2%	$8,316.8	$8,125.0	2%

Average Assets Under Management	$8,375.6	$8,343.9	-1%	$8,347.2	$8,350.6	-2%
Average Fee Rate (basis points)	24.6	25.0	0%	24.6	24.5	2%

The principle factors affecting our net flows during the periods ended December 31, 2011 and 2010 include the following:

•	We generated approximately $700 million of new assets in 2009 through our participation in the Term Asset-Backed Securities Loan Facility (“TALF”) of the Federal Reserve Bank of New York. These assets were added through separate client accounts and our Titanium TALF Opportunity Fund (“TALF Fund”). We expect the securities purchased under the TALF program will mature and be redeemed over the next couple of years, and, as a result, we expect to experience decreases in these assets under management. In 2010, the TALF related assets under management decreased by approximately $100 million and in 2011, the TALF related assets under management decreased by approximately $250 million.

•	Net flows for 2011 were negatively impacted by the loss of several equity accounts managed under a quantitative strategy. These accounts totaled approximately $140 million and represented all of the accounts managed under this strategy. While management fee revenue was impacted by the loss of these accounts, the loss did not have a significant impact on profitability as the revenue was subject to a significant fee sharing arrangement with the portfolio manager.

•	Multiemployer pension and welfare plans represent approximately 34% of our client base, and these plans have been faced with a challenging economic environment over the last several years due to the equity market collapse of 2008 and general business conditions that affect their contribution and withdrawal levels. These factors have led to higher levels of outflows from our fixed income strategies throughout the last two years. Net inflows from multiemployer pension and welfare plans were approximately $87 million during 2011 compared to net outflows of approximately $320 million during 2010. The net outflows for 2010 include a $170 million multiemployer pension client that decided to change to an indexing strategy.

•	Since 2008, the lack of individual investor confidence in the equity markets has led to higher account closures and withdrawals of equity assets, particularly in our retail accounts. During 2011, this withdrawal activity significantly subsided as total outflows of equity assets were approximately $80 million compared to approximately $180 million in 2010.

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•	Net flows for 2011 were positively impacted by the addition of approximately $20 million of equity assets of a mutual fund for which Clal serves as investment advisor, and for which we serve as sub-advisor pursuant to a sub-advisory agreement with Clal.

Market value changes reflect our investment performance. Fixed income assets comprised approximately 90% of our total assets under management at December 31, 2011. Fixed income returns as measured by the Barclay’s Aggregate Index were 1.1% for the three months ended December 31, 2011 and 7.8% for the year-to-date period ended December 31, 2011 (for the comparable 2010 periods the returns were -1.3% and 6.6%, respectively). Approximately 50% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks for the year ended December 31, 2011.

Equity assets comprised approximately 7% of our total assets under management at December 31, 2011. Equity returns as measured by the S&P 500 Index were 11.8% for the three months ended December 31, 2011 and -2.1% for the year-to-date period ended December 31 (for the comparable 2010 periods the returns were 10.7% and 15.0%, respectively). Approximately 20% of our equity assets outperformed their respective benchmarks for the nine months ended December 31, 2011.

The following table presents summary breakdowns for our assets under management at December 31, 2011 and December 31, 2010.

	December 31,	% of	December 31,	% of
(in millions)	2011	total	2010	Total

By investment strategy:
Fixed income	$7,483.4	90%	$7,137.4	88%
Equity	621.4	7%	781.3	10%
Real estate	212.0	3%	206.3	2%
Total	$8,316.8	100%	$8,125.0	100%

By client type:
Institutional	$7,178.9	86%	$6,902.8	85%
Retail	1,137.9	14%	1,222.2	15%
Total	$8,316.8	100%	$8,125.0	100%

By investment vehicle:
Separate accounts	$7,540.2	91%	$7,246.9	89%
Private funds	776.6	9%	878.1	11%
Total	$8,316.8	100%	$8,125.0	100%

Our mix of assets under management by investment strategy was relatively unchanged as fixed income assets comprised 90% of total assets under management at December 31, 2011, compared to 88% at December 31, 2010.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 86% of total assets under management as of December 31, 2011 compared to 85% at December 31, 2010.

Our mix of assets under management by investment vehicle was relatively unchanged as separate accounts comprised 91% of total assets under management as of December 31, 2011 compared to 89% at December 31, 2010.

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Distributed Assets

We earn referral fees on clients referred to Attalus Capital LLC (“Attalus”), a hedge fund manager with whom we have a referral arrangement. The assets managed by Attalus under this arrangement decreased from $894.4 million at December 31, 2010 to $374.0 million at December 31, 2011, primarily due to client redemptions. The activity related to these assets was as follows:

	For the three months ended			For the year ended
	December 31,			December 31,
(in millions)	2011	2010		2011	2010

Periodic Activity:
Beginning balance	$736.5	$997.5		$894.4	$974.9
Inflows	-	-		8.2	24.2
Outflows	(337.7)	(127.9)		(501.2)	(127.9)
Market value change	(24.8)	24.8		(27.4)	23.2
Ending balance	$374.0	$894.4		$374.0	$894.4

Average Assets Under Management	$555.3	$946.0	-21%	$745.6	$975.2	-14%
Average Referral Fee Rate (basis points)	11.6	25.1	-43%	14.8	24.8	-40%

During 2011, we experienced significant decreases in the assets managed by Attalus as a result of several factors, including Attalus’ overall fee rates, the investment performance of the hedge funds managed by Attalus relative to the performance of other hedge funds, and certain changes in Attalus’ management. Starting January 1, 2011, Attalus reduced its average fee rates, which reduced our referral fee rate and revenue (an approximate $900,000 reduction to our annualized referral fee revenues). The combination of these factors resulted in outflows totaling approximately $500 million (representing approximately $800,000 of annualized referral fees).

Attalus has also informed us that they have received further redemption requests that are expected to be effective at the end of the first quarter of 2012. The additional redemption requests total approximately $170 million (representing approximately $300,000 of annualized referral fees). These redemptions would reduce the assets under management to approximately $200 million, with an annualized referral fee rate of approximately $300,000.

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Operating Results

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Average assets under management (in millions)	$8,375.6	$8,343.9	$8,347.2	$8,350.6
Average fee rate (basis points)	24.6	25.0	24.6	24.5

Average distributed assets under management (in millions)	$555.3	$946.0	$745.6	$975.2
Average referral fee rate (basis points)	11.6	25.1	14.8	24.8

Investment management fees	$5,160,000	$5,223,000	$20,507,000	$20,463,000
Incentive fees	262,000	689,000	262,000	689,000
Referral fees	161,000	594,000	1,106,000	2,418,000
Total operating revenue	5,583,000	6,506,000	21,875,000	23,570,000

Adjusted EBITDA (deficit)(1)	541,000	473,000	664,000	(592,000)
Amortization of intangible assets	2,692,000	829,000	6,692,000	3,315,000
Impairment of goodwill	8,923,000	5,900,000	12,423,000	11,000,000
Operating loss	(11,106,000)	(6,289,000)	(18,572,000)	(14,868,000)
Net investment income (loss)	(68,000)	257,000	322,000	1,266,000
Net loss	(11,174,000)	(6,032,000)	(18,250,000)	(13,602,000)

Earnings per share:
Basic	$(0.54)	$(0.29)	$(0.88)	$(0.66)
Diluted	$(0.54)	$(0.29)	$(0.88)	$(0.66)

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Our 2011 fourth quarter investment management fees decreased $63,000, or 1.2%, relative to the fourth quarter of 2010 due to a modest decrease in our average fee rate. For the annual periods, our investment management fees increased $44,000, or 0.2%, due to a modest increase in our average fee rate.

Our 2011 fourth quarter referral fee revenue decreased $433,000, or 72.9%, compared to the referral fee revenue for the fourth quarter of 2010. Referral fee revenue for 2011 decreased by $1,312,000, or 54.3%, compared to the referral fee revenue for the same period last year. The decreases reflect a combination of asset redemptions incurred by Attalus throughout 2011 and a reduction in our average referral fee rate due to Attalus’ reduction in its fees.

Our Adjusted EBITDA for the fourth quarter of 2011 was $541,000, an increase of $68,000, or 14.4%, over the comparable amount for the 2010 period. Our Adjusted EBITDA for 2011 included severance costs of $469,000. Excluding severance costs, our Adjusted EBITDA for the year ended December 31, 2011 would have been $1,133,000. Our Adjusted EBITDA deficit for the year ended December 31, 2010 included severance costs of $918,000. Excluding severance costs, our Adjusted EBITDA deficit for the year ended December 31, 2010 would have been $326,000. The improvement to EBITDA in the 2011 periods primarily reflects the cost reductions, offset in part by the decrease in referral fee revenue.

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Amortization of intangible assets

Throughout 2011, the Company considered the impact of recurring redemptions of the Attalus assets and their impact on the remaining useful life of its NIS referral relationship intangible asset. The most recent assessment at year end resulted in reducing the estimated remaining useful life to approximately 15 months as of October 1, 2011. The $3,376,000 increase in amortization expense in 2011 reflects these revisions to the estimated remaining useful life of the intangible asset related to the referral relationship. As a result of the most recent revision to the estimated remaining useful life, we expect that the total annual amortization expense will increase to $9,604,000 for 2012.

Goodwill impairment

In completing our annual impairment test for goodwill as of December 31, 2011, we concluded that the goodwill balance was impaired and recognized an additional impairment charge of $8,923,000.

Following the end of the first quarter of 2011, we were notified by Attalus of redemptions and a reduction in our referral fee rates that significantly exceeded the estimates that were received in connection with the 2010 year end assessment of goodwill. From ensuing discussions with the management of Attalus, we became aware of additional concerns with the relationship that may impact our marketing relationship beyond the current contractual period. These factors caused the Company to further reduce its long-term forecast of referral fee revenues and triggered an interim assessment of goodwill as of March 31, 2011. As a result of that assessment, we had concluded that goodwill had been impaired and recognized an impairment charge of $3,500,000 as the reduction in the forecast long-term referral fee revenues had resulted in a reduced estimate of the Company’s value.

In total, we recognized impairment charges of $12,423,000 during 2011.

During 2010, we recognized goodwill impairment charges totaling $11,000,000 based on impairment tests completed as of September 30, 2010 and December 31, 2010.

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Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder. Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, is expected to be filed with the Securities and Exchange Commission on or about March 9, 2012. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

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Titanium Asset Management Corp.

Condensed Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,787,000	$4,698,000
Investments	2,990,000	3,354,000
Accounts receivable	3,718,000	4,783,000
Other current assets	828,000	1,179,000
Total current assets	10,323,000	14,014,000

Investments in equity investees	4,707,000	5,898,000
Property and equipment, net	478,000	455,000
Goodwill	13,264,000	25,147,000
Intangible assets, net	14,913,000	21,605,000
Total assets	$43,685,000	$67,119,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$91,000	$42,000
Acquisition payments due	-	4,000,000
Other current liabilities	2,334,000	3,539,000
Total current liabilities and total liabilities	2,425,000	7,581,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,634,232 and 20,442,232 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; 612,716 issued and outstanding at December 31, 2011 and 2010	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,971,000
Accumulated deficit	(59,618,000)	(41,368,000)
Other comprehensive income (loss)	(95,000)	(67,000)
Total stockholders’ equity	41,260,000	59,538,000
Total liabilities and stockholders’ equity	$43,685,000	$67,119,000

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Titanium Asset Management Corp.

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Operating revenues	$5,583,000	$6,506,000	$21,875,000	$23,570,000

Operating expenses:
Administrative	5,074,000	6,066,000	21,332,000	24,123,000
Amortization of intangible assets	2,692,000	829,000	6,692,000	3,315,000
Impairment of goodwill	8,923,000	5,900,000	12,423,000	11,000,000
Total operating expenses	16,689,000	12,795,000	40,447,000	38,438,000
Operating loss	(11,106,000)	(6,289,000)	(18,572,000)	(14,868,000)

Other income
Interest income	19,000	43,000	85,000	276,000
Net realized gains (losses) on investments	(23,000)	39,000	(41,000)	220,000
Income (loss) from equity investees	(64,000)	175,000	278,000	786,000
Interest expense	-	-	-	(16,000)
Loss before taxes	(11,174,000)	(6,032,000)	(18,250,000)	(13,602,000)

Income tax benefit	-	-	-	-

Net loss	$(11,174,000)	$(6,032,000)	$(18,250,000)	$(13,602,000)

Earnings (loss) per share
Basic	$(0.54)	$(0.29)	$(0.88)	$(0.66)
Diluted	$(0.54)	$(0.29)	$(0.88)	$(0.66)

Weighted average number of common shares outstanding:
Basic	20,634,232	20,660,913	20,634,232	20,680,157
Diluted	20,634,232	20,660,913	20,634,232	20,680,157

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Titanium Asset Management Corp.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Year ended December 31,
	2011	2010

Cash flows from operating activities
Net loss	$(18,250,000)	$(13,602,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	6,692,000	3,315,000
Impairment of goodwill	12,423,000	11,000,000
Depreciation	121,000	100,000
Share compensation credit	-	(139,000)
Loss (gain) on investments	41,000	(220,000)
Income from equity investees	(278,000)	(786,000)
Income distributions from equity investees	169,000	552,000
Accretion of acquisition payments	-	16,000
Changes in assets and liabilities:
Decrease in accounts receivable	1,065,000	247,000
Decrease (increase) in other current assets	351,000	(17,000)
Increase (decrease) in accounts payable	49,000	(195,000)
Decrease in other current liabilities	(1,205,000)	(165,000)
Net cash provided by operating activities	1,178,000	106,000

Cash flows from investing activities
Purchases of investments	(5,085,000)	(13,294,000)
Sales and redemptions of investments	5,380,000	22,470,000
Investments in equity investees	-	(5,000,000)
Capital distributions from equity investees	1,300,000	1,515,000
Purchases of property and equipment	(144,000)	(128,000)
Acquisitions of subsidiaries, net of cash acquired	(4,540,000)	(5,744,000)
Net cash used in investing activities	(3,089,000)	(181,000)

Net decrease in cash and cash equivalents	(1,911,000)	(75,000)

Cash and cash equivalents:
Beginning	4,698,000	4,773,000
Ending	$2,787,000	$4,698,000

Non-cash investing and financing activities -
Additional acquisition obligations	$-	$4,000,000
Reclassification of deferred stock grant obligation	$-	$960,000

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Titanium Asset Management Corp.

Reconciliation of Adjusted EBITDA

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Operating loss	$(11,106,000)	$(6,289,000)	$(18,572,000)	$(14,868,000)
Amortization of intangible assets	2,692,000	829,000	6,692,000	3,315,000
Impairment of goodwill	8,923,000	5,900,000	12,423,000	11,000,000
Depreciation expense	32,000	33,000	121,000	100,000
Share compensation credit	-	-	-	(139,000)
Adjusted EBITDA (deficit)	$541,000	$473,000	$664,000	$(592,000)

Notes:

(1)	Adjusted EBITDA (deficit) is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense. We believe Adjusted EBITDA (deficit) is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations. Adjusted EBITDA (deficit), as we calculate it may not be consistent with computations made by other companies. We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.

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